Exhibit 99.1

NEWS RELEASE	CONTACT:
Betty Newboe (technical media) 408.563.0647
David Miller (business media) 408.563.9582
Randy Bane (financial community) 408.986.7977

Applied Materials to Accelerate Its Solar Roadmap with Acquisition of Baccini

SANTA CLARA, CA, November 19, 2007 – Applied Materials, Inc. today announced an agreement to acquire Baccini S.p.A., a leading supplier of automated metallization and test systems for manufacturing crystalline silicon (c-Si) photovoltaic (PV) cells. This integrated equipment set addresses critical processing steps in c-Si solar cell production that significantly affect solar cell efficiency and yield, while enabling the use of ultrathin silicon wafers. Combining Baccini’s products and technologies with Applied’s semiconductor interconnect processing expertise, manufacturing capabilities, and R&D resources will provide customers with world-class, automated production technology for fabricating advanced c-Si solar cells.

Baccini is a privately-held company founded in 1967 and based in Treviso, Italy. Baccini’s product line provides state-of-the-art material handling automation capable of processing wafers less than 120 micrometers thick, which are significantly thinner than those typically used in the industry. Reliable processing of ultrathin wafers is key to next-generation c-Si manufacturing because it will allow customers to minimize the use of silicon material, which now represents more than 60% of solar cell manufacturing cost.

“With this acquisition, Applied will become a leading provider of c-Si cell manufacturing solutions to the PV industry,” said Mike Splinter, president and CEO of Applied Materials. “As a key supplier to both the c-Si and thin film solar markets, we are committed to driving down the cost and ramping up the scale of PV manufacturing to make solar energy competitive with grid electricity. We are especially excited by the opportunity to engage in key efforts to meet this challenge in Italy – a country with strong geographic potential for realizing early grid parity.”

Under the visionary leadership of its founder and chairman, Gisulfo Baccini, the company has had a strong history of innovation to enable its customers’ success, from delivering the PV industry’s first integrated metallization line over 20 years ago to its current market-leading portfolio of systems and fully-automated lines for high volume c-Si cell production.

“Baccini and Applied share an enterprising spirit and both have a 40-year history of delivering innovative, highly-efficient and productive products,” said Mr. Baccini. “The integration of Baccini’s technology with Applied’s process, production and manufacturing expertise will provide new capabilities to enable world-class solar solutions for our global customers.”

Under the terms of the agreement, Applied will pay €225 million (or approximately US$330 million at the current exchange rate) in cash for all of the outstanding shares of Baccini. Completion of the transaction is subject to customary closing conditions, including receipt of certain non-U.S. regulatory approvals. The parties expect to close the transaction in early 2008.

Applied Materials will discuss the planned acquisition on a conference call today beginning at 1:30pm Pacific Standard Time. A live webcast of the conference call will be available on Applied’s web site at www.appliedmaterials.com and a replay will be available by 5pm Pacific Standard Time.

This press release contains forward-looking statements relating to Applied Materials’ anticipated acquisition of Baccini and expected benefits of the transaction, and Applied’s solar strategy, product capabilities and strategic position. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to: the satisfaction of closing conditions; the successful integration and performance of the acquired business, including realization of backlog; the adequacy of internal controls and processes of the acquired business; demand for PV products, which is subject to many factors, including global economic and market conditions, demand for renewable energy, cost-effectiveness and performance, technological innovations, evolving industry standards, availability of government incentives, the supply and cost of raw materials, and geopolitical uncertainties; the intellectual property rights of market participants; Applied’s ability to (i) develop, deliver and support a broad range of products and expand its markets and develop new markets, (ii) obtain and protect intellectual property rights in key technologies, (iii) realize synergies expected to result from the transaction, (iv) commercialize products that enable increased PV efficiency and lower cost, (v) manage its supply chain and production capability, and (vi) recruit, motivate and retain key employees; and other risks described in Applied’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of November 19, 2007, and Applied undertakes no obligation to update any such statements.

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panel displays, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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